Exhibit 10.2
EDUCATION REALTY OPERATING PARTNERSHIP, LP
FIRST AMENDMENT TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
     This Amendment is made as of June 11, 2008, by EDUCATION REALTY OP GP, INC., a Delaware corporation, as general partner (the “General Partner”) of EDUCATION REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Partnership”), for the purpose of amending the Amended and Restated Agreement of Limited Partnership of the Partnership dated January 31, 2005, as amended (the “Partnership Agreement”). All capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Partnership Agreement.
     WHEREAS, Section 11.1(a) of the Partnership Agreement permits the General Partner, without the consent of the Limited Partners, to amend the Partnership Agreement for the purpose of setting forth and reflecting in the Partnership Agreement the designations, rights, powers, duties, and preferences of holders of any additional Partnership Interests issued pursuant to Section 4.3 of the Partnership Agreement;
     WHEREAS, the General Partner desires by this Amendment to so amend the Partnership Agreement as of this 11th day of June, 2008 to be effective as of January 1, 2008 (the “Effective Date”);
     WHEREAS, Education Realty OP Limited Partner Trust, a Maryland business trust, is a limited partner of the Partnership and is a wholly-owned subsidiary (and a disregarded entity for United States federal income tax purposes) of Education Realty Trust, Inc., a Maryland corporation (together, the “Company”) that has filed an election to be taxed as a real estate investment trust under United States federal income tax laws;
     WHEREAS, pursuant to the Education Realty Trust, Inc. 2004 Incentive Plan, as amended and/or one or more successor or additional equity incentive plans or programs that the Company or the Partnership may adopt after the date hereof, as amended (each individually and all of them collectively, as the context requires, the “Plan”), the General Partner resolved to grant to employees of the Company and its subsidiaries, including the Partnership, Incentive Awards (as defined in the Plan) which include the issuance to such employees of a Partnership Interest having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein and in the Partnership Agreement, such Partnership Interest to be expressed as a number of Common Partnership Units to be referred to as Profits Interest Units (“PIUs”); and
     WHEREAS, the issuance of PIUs is permitted by Section 4.3(a)(iii) of the Partnership Agreement.
     NOW, THEREFORE, the General Partner has set forth in this Amendment pursuant to its authority under Section 11.1(a) of the Partnership Agreement the following description of the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion of a class and series of Partnership Interest which shall be referred to as “PIUs”:
     1. Additional Defined Terms. The following additional defined terms shall be inserted in Article I of the Partnership Agreement, in alphabetical order:
     “Adjustment Event” shall mean any of the following: (i) the Partnership makes a distribution on all outstanding Common Partnership Units in Partnership Units, (ii) the Partnership subdivides the outstanding Common Partnership Units into a greater number of units or combines the outstanding Common Partnership Units into a smaller number of units, or (iii) the Partnership issues any Partnership Units in exchange for its outstanding Common Partnership Units by way of a reclassification or recapitalization of its Common Partnership Units. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units to the Company in respect of a capital contribution to the Partnership of proceeds from the sale of securities by the Company.
     “Capital Account Limitation” shall have the meaning set forth in Section 7.9(b) hereof.
     “Common Unit Distribution” shall have the meaning set forth in Section 4.3(d)(ii) hereof.
     “Common Unit Economic Balance” shall mean (i) the Capital Account balance of the Company, plus the amount of the Company’s share of any Partner Minimum Gain or Partnership Minimum Gain (as defined in Exhibit B to this Agreement), in either case to the extent attributable to the Company’s ownership of Common Partnership Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section A(12) of Exhibit B to the Partnership Agreement, divided by (ii) the number of the Company’s Common Partnership Units.
     “Constituent Person” shall have the meaning set forth in Section 7.9(f) hereof.
     “Conversion Date” shall have the meaning set forth in Section 7.9(b) hereof.
     “Distribution Payment Date” shall mean the dates upon which the General Partner makes distributions in accordance with Section 8.1 of the Partnership Agreement.
     “Distribution Period” shall mean any period to which a distribution pursuant to Section 8.1 relates.
     “Economic Capital Account Balance” of the PIU Unitholder will be equal to its Capital Account balance, plus the amount of its share of any Partner Minimum Gain or Partnership Minimum Gain (as defined in Exhibit B to the Partnership Agreement), in either case to the extent attributable to its ownership of PIUs.

     “PIU” means a Partnership Unit which is designated as a PIU and which has the rights, preferences and other privileges designated in Section 4.3(d) hereof and elsewhere in the Partnership Agreement in respect of the PIU Unitholder. The number of PIUs issued to the PIU Unitholder shall be set forth on Exhibit A to the Partnership Agreement, as may be amended from time to time.
     “PIU Unitholder” means Education Realty Limited Partner, LLC, a Delaware limited liability company.
     “Plan” shall have the meaning set forth in the recitals to this Amendment.
     “Rights” shall mean rights, options, warrants or convertible or exchangeable securities entitling the Company’s shareholders to subscribe for or purchase REIT Common Shares, or any other securities or property.
     2. Amendments to Existing Definitions. The definition of “REIT Common Shares Amount” shall be restated as follows:
“REIT COMMON SHARES AMOUNT” shall mean a whole number of REIT Common Shares equal to the product of the number of Common Partnership Units offered for redemption by a Redeeming Partner, multiplied by the Conversion Factor in effect on the Specified Redemption Date (rounded down to the nearest whole number in the event such product is not a whole number). Notwithstanding the foregoing, in the event the Company at any time issues Rights to all holders of REIT Common Shares, which Rights have not expired pursuant to their terms, then the REIT Common Shares Amount thereafter shall also include such Rights that a holder of that number of REIT Common Shares would be entitled to receive.
     3. Conforming Changes. All references to the term “Common Partnership Units” in Section 4.3(a)(iii)(A) shall be changed to “PIUs.” Section 4.3(a)(iii)(B) shall be restated as follows:
(B) the aggregate number of Common Partnership Units and PIUs held by Education Realty Limited Partner, LLC immediately after the issuance of such PIUs will not exceed two percent (2%) of the aggregate issued and outstanding Common Partnership Units and PIUs immediately after such issuance.
     4. Issuance of PIUs. Any Common Partnership Units held by the PIU Unitholder as of the Effective Date shall be treated as PIUs. The following subsection (d) shall be appended to Section 4.3 of the Partnership Agreement:
     (d) ISSUANCE OF PIUs. The General Partner shall from time to time issue PIUs to Education Realty Limited Partner, LLC on the account of its members who provide services to the Company or the Partnership and who have received an award of Units under the Company’s 2004 Incentive Plan, subject to such conditions as may be set forth in any award agreement entered into thereunder. Subject to the following provisions of this Section 4.3(d) and the special provisions of Sections 7.9 and 7.10 and Section A(12) of Exhibit B to the Partnership Agreement, PIUs shall be treated as Common Partnership Units, with all of the rights, privileges and obligations attendant thereto. For purposes of computing the Partners’ Common Percentage Interests, the PIU Unitholder shall be treated as a holder of Common Partnership Units and the PIUs shall be treated as Common Partnership Units. In particular, the Partnership shall maintain at all times a one-to-one correspondence between PIUs and Common Partnership Units for conversion, distribution and other purposes, including without limitation complying with the following procedures:
     (i) If an Adjustment Event occurs, then the General Partner shall make a corresponding adjustment to the PIUs to maintain a one-for-one conversion and economic equivalence ratio between Common Partnership Units and PIUs. If more than one Adjustment Event occurs, the adjustment to the PIUs need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. If the Partnership takes an action affecting the Common Partnership Units other than actions specifically described as Adjustment Events and in the opinion of the General Partner such action would require an adjustment to the PIUs to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the PIUs, to the extent permitted by law and by the Plan, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the PIUs as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing such certificate, the Partnership shall mail a notice to each member of the PIU Unitholder setting forth the adjustment to his or her PIUs and the effective date of such adjustment; and
     (ii) The PIU Unitholder shall, in respect of each Distribution Payment Date, when, as and if authorized and declared by the General Partner out of assets legally available for that purpose, be entitled to receive distributions in an amount per PIU equal to the distributions per Common Partnership Unit (the “Common Unit Distribution”), paid to holders of record on the same record date established by the General Partner with respect to such Distribution Payment Date. During any Distribution Period, so long as any PIUs are outstanding, no distributions (whether in cash or in kind) shall be authorized, declared or paid on Common Partnership Units, unless equal distributions have been or contemporaneously are authorized, declared and paid on the PIUs for such Distribution Period. The PIUs shall rank pari pasu with the Common Partnership Units as to the payment of regular and special periodic or other distributions but shall be subordinate to the Common Partnership Units with respect to distributions upon liquidation of the Partnership to the extent of their positive Capital Account balance, if any. As to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, any class or series of Partnership Units or Partnership Interests which by its terms specifies that it shall rank junior to, on a parity with, or senior to the Common Partnership Units shall also rank junior to, or pari pasu with, or senior to, as the case may be, the PIUs.
     PIUs shall be subject to the following special provisions:
     ALLOCATIONS. The PIU Unitholder shall be entitled to certain special allocations of gain under Section A(12) of Exhibit B to the Partnership Agreement.
     CONVERSION TO COMMON PARTNERSHIP UNITS. PIUs will be converted into Common Partnership Units to the extent provided under Section 7.9.
     REDEMPTION. The Redemption Right provided to Limited Partners under Section 7.4 shall not apply with respect to PIUs unless and until they are converted to Common Partnership Units as provided under Section 7.9.
     VOTING. PIUs shall have the voting rights provided in Section 7.10.
     5. Conversion of PIUs. The following Section 7.9 shall be appended to Article VII of the Partnership Agreement:
     Section 7.9 CONVERSION OF PIUs.
     (a) PIUs will automatically convert into an equal number of fully paid and non-assessable Common Partnership Units, giving effect to all adjustments (if any) made pursuant to Section 4.3(d), at such time (a “Conversion Date”) (and from time to time) as the Economic Capital Account Balance attributable to such PIUs is equal to the Common Unit Economic Balance, in each case as determined as of the effective date of conversion (the “Capital Account Limitation”). The General Partner shall provide notice to the PIU Unitholder, as provided in Section 14.5, whenever the General Partner expects PIUs to convert into Common Partnership Units pursuant to this Section 7.9. Notwithstanding anything herein to the contrary, the PIU Unitholder may deliver a Redemption Notice pursuant to Section 7.4(a) relating to those Common Partnership Units that will be issued to such holder upon conversion of such PIUs into Common Partnership Units in advance of the Conversion Date; provided, however, that the redemption of such Common Partnership Units by the Partnership shall in no event take place until after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put the PIU Unitholder in a position where, if it wishes, the Common Partnership Units into which the PIUs will be converted can be redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if the Company elects to assume the Partnership’s redemption obligation with respect to such Common Partnership Units under Section 7.4(b) by delivering to the PIU Unitholder REIT Common Shares rather than cash, then the PIU Unitholder can have such REIT Common Shares issued to it simultaneously with the conversion of the PIUs into Common Partnership Units. The General Partner shall cooperate with the PIU Unitholder to coordinate the timing of the different events described in the foregoing sentence.
     (b) If the Partnership or the General Partner shall be a party to any Transaction, the PIUs held by the PIU Unitholder will be converted (immediately prior to the consummation of the Transaction) into a number of Common Partnership Units equal to the Economic Capital Account Balance of the PIU Unitholder (to the extent attributable to its ownership of PIUs) divided by the Common Unit Economic Balance. For this purposes, the Economic Capital Account Balance of the PIU Unitholder will be adjusted by taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction). In lieu of the foregoing, the documents effectuating a Transaction may provide for the cancellation of the PIUs prior to their conversion into Common Partnership Units pursuant to this Section 7.9(b) in exchange for a cash payment to the PIU Unitholder (or the appropriate members of the PIU Unitholder) equal to the amount of the cash consideration payable in connection with the Transaction to the holders of Common Partnership Units into which the PIUs would have been converted pursuant to this Section 7.9(b).
     In anticipation of such conversion and the consummation of the Transaction, unless otherwise provided in the applicable Transaction documents and subject to applicable securities laws, the Partnership shall use commercially reasonable efforts to cause the PIU Unitholder to be afforded the right to receive in connection with such Transaction, in consideration for the Common Partnership Units into which its PIUs will be converted, the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of Common Partnership Units, assuming such holder of Common Partnership Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. Subject to the applicable Transaction documents and applicable securities laws, in the event that holders of Common Partnership Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner may, in its sole discretion, give notice to the PIU Unitholder of such election in order to afford the PIU Unitholder the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each PIU held by the PIU Unitholder into Common Partnership Units in connection with such Transaction. If the PIU Unitholder fails to make such an election, it (and any transferee) shall receive upon conversion of each PIU held by it (or by transferees), subject to the applicable Transaction documents and in the discretion of the General Partner, either cash or the same kind and amount of consideration that a holder of a Common Partnership Unit would receive if such Common Partnership Unit holder failed to make such an election.
     Subject to the rights of the Partnership and the Company under the Plan, the Partnership shall use commercially reasonable efforts to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the PIU Unitholder with respect to those

PIUs that will not be converted into Common Partnership Units in connection with the Transaction that will (i) contain provisions enabling the holders of PIUs that remain outstanding after such Transaction to convert their PIUs into securities as comparable as reasonably possible under the circumstances to the Common Partnership Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Partnership Agreement for the benefit of the PIU Unitholder and the members thereof.
     (c) For purposes of making future allocations under Section A(12) of Exhibit B of the Partnership Agreement and applying the Capital Account Limitation, the portion of the Economic Capital Account balance of the PIU Unitholder that is treated as attributable to the PIUs shall be reduced, as of the date of conversion, by the product of the number of PIUs converted and the Common Unit Economic Balance.
     6. Voting Rights of PIUs. The following Section 7.10 shall be appended to Article VII of the Partnership Agreement:
     7.10 VOTING RIGHTS OF PIUs. The PIU Unitholder shall (a) have those voting rights required from time to time by applicable law, if any, (b) have the same voting rights as a holder of Common Partnership Units, with the PIUs voting as a single class with the Common Partnership Units and having one vote per PIU; and (c) have the additional voting rights that are expressly set forth in this Section 7.10. So long as any PIUs remain outstanding, the Partnership shall not, without the affirmative vote of the PIU Unitholder, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Partnership Agreement applicable to PIUs so as to materially and adversely affect any right, privilege or voting power of the PIUs or the PIU Unitholder as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the holders of Common Partnership Units; but subject, in any event, to the following provisions:
     (a) With respect to any Transaction, so long as the PIUs are treated in accordance with Section 7.9(f) hereof, the consummation of such Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the PIUs or the PIU Unitholder as such; and
     (b) Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest including without limitation additional Common Partnership Units, PIUs or Preferred Units, whether ranking senior to, junior to, or on a parity with the PIUs with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the PIUs or the PIU Unitholder as such.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding PIUs shall have been converted into Common Partnership Units.

     7. Footnote to Exhibit A. The Common Partnership Units of Education Realty Limited Partner, LLC shall be footnoted as follows:
The Common Partnership Units held by Education Realty Limited Partner, LLC have been issued as PIUs, and shall convert into fully paid and non-assessable Common Partnership Units as provided in Section 7.9 of this Agreement.
     8. Special Allocation of Gain to PIU Unitholder. The following Section A(12) shall be appended to Exhibit B (Federal Income Tax Matters) to the Partnership Agreement:
     (12) Notwithstanding the provisions of Article V of this Partnership Agreement, but subject to the prior allocation of profits and gross items of income under Sections A(6) and A(7) of this Exhibit B, any income or gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to income or gain realized in connection with an adjustment to the Agreed Value of Partnership assets under Sections B(3) and (4) of this Exhibit B, shall first be allocated to the PIU Unitholder until its Economic Capital Account Balance, to the extent attributable to its ownership of PIUs, is equal to (i) the Common Unit Economic Balance (determined without regard to any adjustment resulting from such actual or hypothetical sale), multiplied by (ii) the number of its PIUs. The parties agree that the intent of this Section A(12) is to make the Capital Account balances of the PIU Unitholder with respect to its PIUs economically equivalent to the Capital Account balance of the Company with respect to its Common Partnership Units.
     9. Confirmation of Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

EDUCATION REALTY OP GP, INC., as general partner of Education Realty Operating Partnership, LP
By:	/s/ Paul O. Bower
	Name:	Paul O. Bower
	Title:	President